Exhibit 99.1

Media relations contact:	Investor relations contact:
Judy DeRango Wicks	Tina Moore
(678) 375-1595	(678) 375-1278
jdwicks@checkfree.com	tmoore@checkfree.com

FOR IMMEDIATE RELEASE

CheckFree Corporation Completes Redemption of Subordinated Notes

      ATLANTA (December 12, 2003) — CheckFree Corporation (Nasdaq: CKFR) announced today that it has completed a call for redemption of its 6.5% Convertible Subordinated Notes due 2006 (the “Notes”). The original $172.5 million principal amount of the Notes was redeemed in cash. None of the holders of the Notes chose to convert their Notes prior to the date of redemption.

About CheckFree (www.checkfreecorp.com)
CheckFree (NASDAQ: CKFR) is the leading provider of financial electronic commerce services and products. Founded in 1981 and celebrating its 23rd year in e-commerce, CheckFree is comprised of three divisions: Electronic Commerce, Software, and Investment Services. CheckFree launched the first fully integrated electronic billing and payment solution in 1997. In the quarter ended September 30, 2003, more than 11 million consumers initiated online payments through services offered by CheckFree’s Electronic Commerce division. Electronic billing and payment is available through more than a thousand financial services organizations, including banks, brokerage firms, Internet portals and personal financial management (PFM) software. At these sites, consumers are able to electronically receive and pay about 300 bills, representing the bills most common to a U.S. household. CheckFree delivers nearly 15 million e-bills each quarter. CheckFree Investment Services provides a broad range of investment management services to thousands of financial institutions nationwide. The division’s clients manage more than 1.3 million portfolios totaling more than $700 billion in assets.

CheckFree’s Software division provides solutions through three operating units: CheckFree ACH Solutions, CheckFree Financial and Compliance Solutions (CFACS), and CheckFree i-Solutions. CheckFree ACH Solutions provides software and services that are used to process more than two-thirds of the nation’s nine billion Automated Clearing House payments, while CFACS provides reconciliation and compliance software and services to more than 500 organizations in the banking, brokerage, utility, retail, insurance and credit card industries, among others. CheckFree i-Solutions is the leading provider of e-billing and e-statement software and services for both business-to-consumer and business-to-business applications, with more billers as clients than all of its competitors have combined.

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